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                                                                   Exhibit 10.11

                                     NABISCO

                     SALARY AND BENEFIT CONTINUATION PROGRAM
                             (AS OF JANUARY 1, 1997)

                                     GENERAL

         The Nabisco Salary and Benefit Continuation Program (the "Plan") assists Employees after involuntary separation of employment from the Company when that separation results from certain "specified separation conditions that make an Employee eligible for payment" that are detailed in the Section entitled "Separation Conditions." As a precondition of these Salary Continuation benefits, each eligible Employee signs an agreement between the Company and the Employee which sets forth the specific terms and conditions of that Employee's Salary Continuation and which contains a release of claims against the Company.

                                 EFFECTIVE DATE

         The effective date of this amendment and restatement is January 1, 1997, unless otherwise noted. The Salary and Benefit Continuation Program was effective January 1, 1988.

                         DEFINITIONS OF IMPORTANT TERMS

         AFFILIATED COMPANY means any company, more than 50% of the voting stock of which is owned directly or indirectly by Nabisco Holdings Corp. ("Holdings") or any successor, and each trade or business (whether or not incorporated) controlled by Holdings or with which Holdings is under common control.

         BASE PAY means:
         (i) for Salaried Employees, 1/52 of the annualized rate of pay in effect on the day prior to the last day of active employment excluding amounts for overtime or bonuses, rounded to the nearest dollar; and

         (ii) for Salaried Part-Time Employees, 1/52 of the annualized salary in effect on the last day of active employment based on his or her regularly scheduled hours.

         CODE means the Internal Revenue Code of 1986, as amended from time to time. Reference to any Section or Subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such Section or Subsection.

         COMPANY means Nabisco, Inc., Nabisco International, Inc. and any successor thereto.

         EFFECTIVE DATE means January 1, 1988.

         EMPLOYEE means a salaried individual who is employed on a U.S. dollar payroll by the Company or an Affiliated Company which has adopted the Plan and who is not in a unit of


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employees covered by a collective bargaining agreement, unless such collective bargaining agreement provides for the application of the Plan to such employees.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         JOB ELIMINATION means the elimination of an existing position at the sole discretion of the Company when, because of changing needs or circumstances,
(1) the job is no longer performed, or (2) the job is still performed, but fewer employees are needed to perform it.

         PLAN means the Nabisco Salary and Benefit Continuation Program as described herein.

         PLAN ADMINISTRATOR means the RJR Employee Benefits Committee which administers the Plan.

         PLAN YEAR means the calendar year.

         SALARIED EMPLOYEES means Employees of the Company who are scheduled to work a certain number of hours per week, but not less than thirty (30) hours, with full compensation, benefits coverage and vacation/holidays.

         SALARIED PART-TIME EMPLOYEES means Employees of the Company who are scheduled to work a certain number of hours per week, but less than thirty (30) hours, with compensation, benefits coverage and vacation/holidays based on the number of hours he or she is scheduled to work weekly.

         SALARY CONTINUATION means continuation of an eligible Employee's current Base Pay for that period of time determined under the terms of this Plan during which such Employee is placed on inactive payroll after involuntary separation from employment due to certain specified conditions.

         YEAR OF SERVICE means each completed year of employment with the Company beginning on the Employee's date of hire and ending on the successive anniversaries thereof. No pro rata Years of Service will be given for partial years worked.

                                   ELIGIBILITY

         All salaried Employees, except for those specified below, may be considered for participation in this Plan from the date they begin active work.

         The following Employees are not eligible to participate in this Plan:

         (a) hourly Employees, non-regular Employees and seasonal Employees (which includes temporary Employees);


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         (b)  regular part-time salaried Employees who are scheduled to work less than half the regular work week and are not eligible for pension and benefits;

         (c) any Employee whose terms and conditions of employment are determined by a collective bargaining agreement with the Company;

         (d) any individual who is employed by a leasing, temporary employment, consulting or other organization not a part of the Company who is a "leased employee" as defined in Section 414(n) of the Code and who may be required by such Section to be considered an Employee of the Company for certain benefits and other circumstances;

         (e) any Employee who is disabled and qualified to receive benefits under a short term or long term disability policy or plan of the Company prior to onset of any separation which would, but for disability, make such Employee eligible for payment of salary and benefit continuance as set forth below; however, if the Employee is eligible to return to work at a later date, salary and benefit continuation will be provided as of the date the Employee could return to work;

         (f) any Employee who is eligible for a separation or termination benefit under any other separation policy or plan of the Company or an Affiliated Company; or

         (g) any Employee who has an employment agreement that specifically provides for compensation in the event of separation from employment.

                                    BENEFITS

         1. All eligible non-exempt Salaried Employees and non-exempt Salaried Part-Time Employees who qualify will continue to receive salary at separation from active employment as set forth below:

         a.   - an amount equal to two weeks Base Pay plus:

              i. one week of Base Pay for each Year of Service NOT IN EXCESS of fifteen (15) years; and

              ii. two weeks of Base Pay for each Year of Service IN EXCESS of fifteen (15) years.

The minimum pay period shall be one month and the maximum shall not exceed twenty-four (24) months.

         2. All eligible exempt Salaried Employees and exempt Salaried Part-Time Employees who qualify will continue to receive salary at separation from active employment as set forth below:

         a.   - an amount equal to two months of Base Pay plus:

              i. one week of Base Pay for each Year of Service NOT IN EXCESS of fifteen (15) years; and


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              ii. two weeks of Base Pay for each Year of Service IN EXCESS of fifteen (15) years.

The minimum pay period shall be three months and the maximum shall not exceed twenty-four (24) months.

         3. All eligible exempt Salaried Employees and exempt Salaried Part-Time Employees, whose Job Level equals or exceeds Job Level H, or participants in the Sales Incentive Plans, whose Job Level equals or exceeds Job Level SA 13 with a minimum Incentive Target of 20% or Job Level SL 12 with a minimum Incentive Target of 23%, who qualify will continue to receive salary at separation from active employment as set forth below:

         (i) an amount equal to two months of Base Pay, plus two weeks of Base Pay for each Year of Service.

The minimum pay period shall be four months and the maximum shall not exceed twenty-four (24) months.

         In no event will any period of Salary Continuation exceed twenty-four
(24) months, and total payments cannot exceed two times the Employee's compensation for his/her final year of active employment.

         The amount of Salary Continuation payable to the Employee shall be offset by: (i) amounts that the Participant owes to the Company as of the date of his/her separation of employment; (ii) any foreign statutory or mandatory termination pay, including, but not limited to, mandatory severance entitlement, compensation in lieu of notification pay, and termination indemnities; and (iii) any foreign statutory or mandatory retirement benefits paid by the Company to the Participant or on the Participant's behalf, to the extent that such benefits relate to periods for which benefits are provided to the Participant pursuant to any retirement plan sponsored, or contributed to, by the Company or any of its affiliates.

         Salary Continuation will be payable at the same frequency as normal salary payments until the specified duration of Salary Continuation is complete. Where Salary Continuation calculated in accordance with the formula above would not conclude at the end of a pay period, full Salary Continuation will be continued until the end of such final pay period or, if the Employee is eligible to retire under a retirement plan of the Company or an Affiliated Company at the end of Salary Continuation, Salary Continuation will be continued through the end of the month preceding the Employee's retirement date. A lump sum payment will ONLY be made in the event of death during Salary Continuation, in which case the balance will be paid in a lump sum to the Employee's beneficiary designated under the Employee's core or basic group life insurance. Payments will be subject to normal deductions for taxes and other legally required withholding. Payments will not cease when the individual finds new employment during Salary Continuation with an employer which is not an Affiliated Company; however, payments will cease if the individual is reemployed by any Affiliated Company on a regular full-time basis at any time prior to the end of Salary Continuation.


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                              SEPARATION CONDITIONS

THAT MAKE AN EMPLOYEE ELIGIBLE FOR PAYMENT

         Payment will be made under the Plan if involuntary separation of employment is due to any of the following specified conditions:

         a. restructuring of organizations or consolidation of operations resulting in loss of employment;

         b. elimination of a position with no other position available commensurate with the Employee's qualifications;

         c. completion of an assignment with no other position available commensurate with the Employee's qualifications;

         d. failure to consistently perform at a level that meets the minimum acceptable requirements for the position in situations where the Company determines that the Employee has made a bona fide effort to achieve or maintain such acceptable level of job performance; or

         e. refusal of transfer or assignment within the Company and its Affiliated Companies to a position that (i) requires relocation equal to or greater than the mileage threshold required by the IRS for a moving expense deduction or (ii) is more than two salary grade levels below current job or
(iii) is below current salary grade level with a reduction in Base Pay; provided that Employee must provide written notice to the Company of refusal or non-consent within 90 days after the offer of transfer or assignment or the Employee will be deemed to have accepted or consented and shall be eligible for payment under this Plan. If the Employee provides such written notice, it shall be deemed a claim under the Claims Procedure of this Plan.

                  THAT MAKE AN EMPLOYEE INELIGIBLE FOR PAYMENT

         No payment will be made under the Program if separation of employment is due to any of the following specified conditions:

         a. temporary layoffs or voluntary resignations and retirements or separations resulting from disability which are not a part of conditions under
(a) to (e) above;

         b. refusal of transfer or assignment within the Company (including transfer or assignment between Affiliated Companies) to a position that (i) is not more than two salary grade levels below the current job or (ii) is not below current salary grade level with a reduction in Base Pay or (iii) does not require relocation equal to or greater than the mileage threshold required by the IRS for a moving expense deduction;

         c. termination for violation of Company rules, policies, guides, or standards of conduct except for conditions under (d) above; or


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         d. termination directly resulting from a sale or other divestiture
(which includes the Employee's work unit) where the Employee is offered continued employment with a successor employer, except as may be otherwise specifically provided in the sale or divestiture agreement.

         If (i) the Employee violates condition (c) above during salary continuation or, (ii) if the Company determines that the Employee should have been terminated under condition (c) above instead of a condition eligible for payment, all payments shall immediately cease and the Employee shall return all payments made to date.

                          IMPACT ON OTHER BENEFIT PLANS

         Except as otherwise stated herein or as may be governed by the terms of individual programs, the Employee receiving Salary Continuation will continue to participate in the benefit programs, contributory and non-contributory, in which such Employee participated as though still an active Employee. Changes in benefit programs after Salary Continuation has begun will apply, unless otherwise required by law. New benefit programs which replace or supersede existing programs will also apply after Salary Continuation begins unless the Company chooses to continue the former programs for participants of this Plan. Upon commencement of Salary Continuation, a Participant who is terminated due to Job Elimination will become 100% vested in his/her accrued benefits under the defined benefit and defined contribution plans of the Company in which he participates.

         An employee receiving Salary Continuation will not be eligible for either Short or Long Term Disability benefits. During the period of Salary Continuation, the Employee will continue to be covered by the contributory benefit plans in which the Employee was a participant as of such Employee's last day of active employment only if the Employee remits or authorizes payroll deduction for normally required contributions. However, if the Employee is employed by a non-affiliated employer during Salary Continuation, and the new employer provides life, accident, health and/or other welfare benefits prior to the end of Salary Continuation, benefit continuation shall be subject to applicable coordination of benefits rules, with the new employer's plan deemed primary coverage. Employees will be eligible to continue to participate fully in the RJR Nabisco Capital Investment Plan except that no loan applications will be approved during Salary Continuation.

         The Employee receiving Salary Continuation will be covered by the Company's SELECT Flexible Benefits Program. Coverage under SELECT ceases at the end of the month in which Salary Continuation ends. Continuation coverage as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) will be offered. Effective July 1, 1997, if elected by the Employee, the monthly premium for COBRA continuation coverage will be 102% of actual plan cost. Employees who are eligible to retire with medical coverage under a retiree medical plan of the Company or Affiliated Company at the end of Salary Continuation are not eligible for COBRA continuation coverage but may elect retiree medical, dental and life insurance coverage under the Company's retiree plans.

         If an Employee receiving Salary Continuation is a participant in the Company's Annual Incentive Award Plan or any other incentive award plan, has stock option awards outstanding, or


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shares of restricted stock, the operation of each of the aforementioned shall be governed by the terms of applicable plans or agreements.

                                VACATION PAYMENTS

         An Employee will be paid for any unused vacation that is attributable to the year in which the Employee's last day of active employment occurs. In addition, an Employee whose last day of active employment occurs on December 31 will be paid for vacation days attributable to the NEXT calendar year. Such vacation payment will be made in a Lump Sum at the end of Salary Continuation based on the Employee's Base Pay.

The period of Salary Continuation shall not be counted in determining an Employee's vacation.

Effective January 1, 1996, pursuant to the salaried Vacation Policy, eligible vacation not used in a calendar year will be forfeited and may not be carried over into the next year. If an employee had carryover days accumulated from years PRIOR to 1996, notification would have been due to his/her manager to confirm the number of days. An employee will be compensated for any of these unused days as of the last day of active employment.

                            AMENDMENT AND TERMINATION

         The Company reserves the right to terminate this Plan or to modify, amend or change the provisions, terms and conditions of this Plan at any time. Nothing herein creates a vested right. All Salary Continuation payments shall be made out of the general assets of the Company and shall not be funded.

Other benefits referred to herein may be funded or unfunded as provided for in the individual plans.

                             PROGRAM INTERPRETATION

         The Plan Administrator or the designated representative thereof shall have exclusive authority to interpret the Plan. The decision of the Plan Administrator with respect to any question arising as to the Employees selected to participate in the Plan, the amount, term, form and time of payment of benefits under the Plan or any other matter concerning the Plan shall be final, conclusive and binding on both the Company and the participants.

                                CLAIMS PROCEDURES

         All decisions by the Company regarding an Employee's selection for separation from employment and eligibility for coverage hereunder shall be final and conclusive. Prior to an Employee executing the agreement referred to in the section entitled "General", all disputes concerning the calculation of the amount of benefits provided hereunder shall have been resolved in accordance with this paragraph.

         The Plan Administrator or designated representative shall mail or deliver to each individual who has filed an effective claim for a benefit a written statement of the amount of the individual's benefit or a notice of denial of such individual's claim on or before the 90th day


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following receipt of such claim. If special circumstances require additional time for processing the claim, the Plan Administrator or designated representative may delay issuing its statement or notice for an additional 90 days provided that the individual is notified of the circumstances necessitating the delay. Each notice of whole or partial denial of claimed benefits shall set forth the specific reasons for the denial, the time within which an appeal must be made by the individual or the individual's duly authorized representative, and shall contain such other information as may be required by applicable law. If a statement or notice is not issued within the prescribed period, the claim shall be deemed denied.

         Each Employee whose claim for benefits has been wholly or partially denied shall have such rights to review documents and submit comments as applicable law and regulations and rules of the Plan Administrator may provide, and shall also have the right to request the Plan Administrator to review such denial, such request to be made on forms prescribed by the Plan Administrator. A request for review shall be made by the Employee or the Employee's duly authorized representative on or before the 60th day following the earlier of the Employee's receipt of notice of denial of such claim or the expiration of the prescribed period for issuing a statement of benefits or notice of denial. The Plan Administrator or its designee shall issue a written statement on or before the 60th day following the receipt of such request stating the decision on review and the reasons therefore, including specific references to pertinent Plan provisions on which the decision is based, and any other information required by applicable law. If special circumstances require additional time for processing such review, the Plan Administrator or its designee may delay issuing its decision for an additional 60 days provided that the Employee is notified of such circumstances and the date the Plan Administrator or its designee expects to render its final decision. If the decision is not issue within the prescribed period, the appeal shall be deemed denied.

                                ERISA INFORMATION

         GENERAL

         All benefits under the Plan are unfunded, paid out of the general assets of the Company and may not be assigned in any way.


         PLAN INFORMATION
         ----------------
         Name of Plan:                       Nabisco Salary and Benefit
                                             Continuation Program

         Plan Number:                        533
         Plan Sponsor:                       Nabisco, Inc.
                                             100 DeForest Avenue
                                             East Hanover, NJ  07936
                                             (201) 503-2000

         EIN:                                13-1851519
         Plan Year End:                      December 31
         Type of Plan:                       Welfare Benefit
         Type of Administration:             Employer Self-Administered



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         The Plan is administered on behalf of the Company by the RJR Employee
Benefits Committee, which is the Plan Administrator for ERISA purposes. This Committee has general authority to interpret and administer the Plan.

         ERISA Plan Administrator:           RJR Employee Benefits Committee
                                             c/o RJR Nabisco, Inc.
                                             1301 Avenue of the Americas
                                             New York, New York 10019-6013
                                             (212) 258-5600

         The RJR Employee Benefits Committee has delegated some of its authority for the day-to-day administration of the Plan to local Benefits Administration Committees to handle Plan transactions as well as to assist participants with their Plan questions. You should therefore, direct your calls and questions as follows:

Benefits Administration Committee:           Nabisco Benefits Administration
                                              Committee
                                             Nabisco, Inc.
                                             100 DeForest Avenue
                                             East Hanover, NJ  07936
                                             Tel. No.: (201) 503-2000

         Funding: No contributions are made-benefits are paid from the general assets of the employer.

         Agent for Service of Legal Process: Corporate Secretary
                                             RJR Nabisco, Inc.
                                             1301 Avenue of the Americas
                                             New York, NY  10019
                                             (212) 258-5600

         STATEMENT OF ERISA RIGHTS

         As a participant in the above-mentioned Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974. ERISA provides that all Plan participants shall be entitled to:

         - Examine, without charge, at the Plan Administrator's office, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

         - Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.


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         -    Receive a summary of the Plan's annual financial report, if it files an annual report. The Plan Administrator is required by law to furnish each participant with a copy of this summary financial report.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

         No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored in whole or in part, you may file suit in a state or federal court.

         If it should happen that plan fiduciaries misuse the plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay your costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Department of Labor-Management Services Administration, Department of Labor.


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